Exhibit 99.1

Press Release

August 1, 2012	Contact Information:

For Immediate Release	Mark Peterson
Senior Vice President and Chief Financial Officer
414.643.3739
Rexnord Corporation Reports First Quarter Results for Fiscal 2013
Call scheduled for Thursday, August 2, 2012 at 10:00 a.m. Eastern Time
MILWAUKEE, WI - August 1, 2012 NYSE:RXN
Consolidated Highlights

•	Net sales increased 4% from the prior year first quarter to $497 million (+10% acquisitions, -3% divestiture/exit, -2% foreign currency translation, -1% core sales).

•	Adjusted net income increased 61% from the prior year to $22 million; reported net loss was $2 million.

•	Adjusted EBITDA increased 4% from the prior year to $97 million or 19.5% of net sales.

•	Adjusted earnings per share was $0.22; reported diluted net loss per share was $0.02.

•	Total liquidity of $713 million ($393 million of cash plus $320 million of available borrowings).
Todd A. Adams, President and Chief Executive Officer, commented, "Process & Motion Control core growth in the quarter was 2% despite headwinds from Europe and a weaker North American mining end-market. Our Process & Motion Control Adjusted EBITDA margin expanded by 160 basis points over the prior year to 23.3% led by Rexnord Business System ("RBS") driven growth and profitability initiatives. Water Management core sales contracted by 9% in the quarter, driven by lower shipments out of our North American municipal water and wastewater backlog, which was partially offset by our continued outperformance of the U.S. non-residential construction market. Our Water Management Adjusted EBITDA margin was 16.3% in the quarter, up 230 basis points sequentially as a result of prior year cost/footprint reductions and RBS initiatives. The VAG acquisition integration is on track and we are confident that our Water Management platform is well positioned to capture the secular global growth in water moving forward.”
Fiscal 2013 Outlook
Mr. Adams continued, “During the quarter we saw a slowing environment in several of our key vertical markets as well as in Europe. We have anticipated a lower growth environment for the balance of our fiscal year and have proactively taken steps to reduce our costs while protecting prioritized growth investments. As a result, we have modified our fiscal 2013 outlook.”

1.	We adjusted our assumed Euro translation rate to reflect the strengthening U.S. dollar (prior outlook was EUR:USD at $1.30, now $1.15 - $1.20).

2.	Our outlook reflects a product line divestiture and a business wind-down/exit.
3.We reflected a reduced outlook for North American mining, slower European demand and slower North American water treatment/infrastructure demand, offset by our internal growth initiatives.

	Sales	Core Sales Growth	Adjusted Operating Income	Adjusted EBITDA
Prior outlook (May 9, 2012)	$2,120 - 2,165	5-6%	$317 - 332	$435 - 450
Euro translation	$(25)		$(4)	$(4)
Divestitures/exits	$(20)		$(3)	$(3)
Subtotal	$2,075 - 2,120	5-6%	$310 - 325	$428 - 443
Changes to outlook	$(55) - (60)	(2-3%)	$(16) - (18)	$(16) - (18)
Current outlook (August 1, 2012)	$2,020 - 2,060	3-4%	$294 - 307	$412 - 425
Income as percentage of sales			14.6% - 14.9%	20.4% - 20.6%

Fiscal 2012 results	$1,970		$269	$387
Year-over-year growth (using midpoint of range)	+ 4%		+ 12%	+ 8%
Incremental margin (using midpoint of range)			+ 45%	+ 45%

Our outlook excludes the impact of any future acquisitions or divestiture transactions, future restructuring actions or future other non-recurring costs. We will provide additional details regarding our fiscal 2013 outlook during our earnings call.

Initial Public Offering & Redemption of Debt
On April 3, 2012, we closed the Initial Public Offering ("IPO") of our common stock and received total proceeds of $458.3 million, net of underwriter discounts and commissions and other direct costs of the offering. The IPO resulted in the sale of approximately 27.2 million new shares of common stock. The primary use of the proceeds was for the redemption of our 11.75% senior subordinated notes due 2016, for a total of $325.0 million, which includes $17.6 million of early redemption premiums and $7.4 million of accrued interest. As a result of the debt redemption we recorded a $21.1 million loss on debt extinguishment in the first quarter of fiscal 2013, which was comprised of the $17.6 million early redemption premium, as well as $3.5 million of non-cash unamortized deferred financing charges. Additionally, we paid Apollo (our majority stockholder) or its affiliates a fee of $15.0 million to terminate our historical management agreement. The remaining $118.3 million of proceeds was invested in accordance with our cash investment policies.
First Quarter Fiscal 2013 Segment Highlights
Process & Motion Control
Process & Motion Control ("PMC") net sales in the first quarter of fiscal 2013 decreased 4% from the prior year to $317 million. Unfavorable foreign currency fluctuations and the impact of a fiscal 2012 second quarter divestiture adversely impacted year-over-year sales in our 2013 first quarter by 6%. Core sales increased by 2% from the prior year first quarter driven by growth in non-U.S. mining, aerospace and energy end-markets, which was partially offset by slower European industrial demand and pockets of weakness within our North American mining end-markets.
PMC Adjusted EBITDA in the first quarter was $74 million and Adjusted EBITDA as a percentage of sales increased 160 basis points from the prior year period to 23.3% of sales. Our Adjusted EBITDA margin increase was primarily driven by productivity gains and operating leverage on higher year-over-year core sales.
Water Management
Water Management net sales in the first quarter increased 24% from the prior year to $180 million. Our fiscal 2012 third quarter acquisition of VAG increased first quarter sales by 33% compared to the prior year period. Core net sales declined 9% year-over-year in the first quarter as market share gains and increased alternative market sales in our non-residential construction end-markets were more than offset by lower sales to our North American municipal water end-markets.
Water Management Adjusted EBITDA in the first quarter was $29 million and Adjusted EBITDA as a percentage of sales increased 230 basis points sequentially to 16.3%. Adjusted EBITDA margins declined 290 bps year-over-year due to the mix impact of the VAG acquisition and reduced operating leverage on lower year-over-year net sales, primarily within our North American municipal water markets.
Subsequent Event
Our first quarter results include an incremental charge of $10.1 million related to the Zurn PEX brass fittings liability, as we have reached an agreement in principle to settle litigation that existed as of the balance sheet date. The settlement is designed to resolve, on a national basis, our overall exposure for both known and unknown claims related to the alleged failure or anticipated failure of brass fittings on Zurn PEX plumbing systems; subject to the right of eligible class members to opt-out of the settlement and pursue their claims independently. The settlement remains subject to reaching an agreement with plaintiffs and our insurers on definitive terms, and Court approval, including the right of objection by interested parties, and utilizes a product liability claims fund, which is capped in amount and duration. While we believe the current reserve reflects the most likely estimate of the loss contingency associated with bringing all aspects of the Zurn PEX brass fittings matter to resolution, additional reserve adjustments should be expected. We, however, do not expect such adjustments will be material to our financial position, assuming there are no significant changes in the current facts and assumptions, although there can be no assurances.
Non-GAAP Financial Measures
The following non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to our GAAP results has been provided in the financial tables included in this press release.
Core Sales
Core sales excludes the impact of acquisitions, divestitures and foreign currency translation. Management believes that core sales facilitates easier comparisons of our net sales performance with prior and future periods and to our peers. We exclude the effect of acquisitions because the nature, size and number of acquisitions can vary dramatically from period to period and between us and our peers, and can also obscure underlying business trends and make comparisons of long-term performance difficult. We exclude the effect of foreign currency translation from this measure because the volatility of currency translation is not under management's control.
Adjusted Net Income and Adjusted Earnings Per Share
Adjusted net income and adjusted earnings per share (calculated on a diluted basis) exclude actuarial gains and losses on pension and postretirement benefit obligations, restructuring and other similar costs, gains or losses on divestitures, gains or losses on extinguishment of debt, the impact of inventory fair value adjustments in connection with purchase accounting, and other non-operational, non-cash or non-recurring losses, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share is based on a transaction specific basis. We believe that adjusted net income and adjusted earnings per share are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations.
EBITDA
EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.
Adjusted EBITDA
“Adjusted EBITDA” is the term we use to describe EBITDA as defined and adjusted in our senior secured credit facilities, which is net income, adjusted for the items summarized in the table below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) management fees that may be paid to Apollo; or (g) the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facilities may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results.
In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Further, management and various investors use the ratio of total debt less cash to Adjusted EBITDA (which includes a full pro-forma last-twelve-month impact of acquisitions), or "net debt leverage", as a measure of our financial strength and ability to incur incremental indebtedness when making key investment decisions and evaluating us against peers.
Free Cash Flow
We define Free Cash Flow as cash flow from operations less capital expenditures, and we use this metric in analyzing our ability to service and repay our debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt.

About Rexnord

Headquartered in Milwaukee, Wisconsin, Rexnord is comprised of two strategic platforms, Process & Motion Control and Water Management, with approximately 7,400 employees worldwide. The Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems. The Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. Additional information about the Company can be found at www.rexnord.com.

Conference Call Details

Rexnord will hold a conference call on Thursday, August 2, 2012 at 10:00 a.m. Eastern Time to discuss its fiscal 2013 first quarter results and provide a general business update. Rexnord President and CEO, Todd Adams, and Senior Vice President and CFO, Mark Peterson, will co-host the call. The conference call can be accessed via telephone as follows:

Domestic toll-free #: 800-231-9012
International toll #: 719-457-2659
Access Code: 5071405
The web presentation can be accessed via the following web link:
Meeting URL: https://www119.livemeeting.com/cc/vcc/join
Meeting ID: w5071405
Entry Code: A507140
If you are unable to participate during the live teleconference, a replay of the conference call will be available from 1:00 p.m. Eastern Time, August 2, 2012 until 1:00 p.m. Eastern Time, August 16, 2012. To access the replay, please dial 888-203-1112 (domestic) or 719-457-0820 (international) with access code 5071405.
Cautionary Statement on Forward-Looking Statements
Information in this release may involve outlook, expectations, beliefs, plans, intentions, strategies or other statements regarding the future, which are forward-looking statements. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance, and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to "Risk Factors" and "Cautionary Notice Regarding Forward-Looking Statements" in the Company's Form 10-K for the fiscal year ended March 31, 2012 as well as the Company's annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(in Millions, except share and per share data)
(Unaudited)

	First Quarter Ended
	June 30, 2012	July 2, 2011
Net sales	$497.0	$476.2
Cost of sales	318.1	309.3
Gross profit	178.9	166.9
Selling, general and administrative expenses	99.6	91.4
Zurn PEX loss contingency	10.1	—
Restructuring and other similar charges	2.6	—
Amortization of intangible assets	13.0	12.5
Income from operations	53.6	63.0
Non-operating income (expense):
Interest expense, net	(38.3)	(44.4)
Loss on the extinguishment of debt	(21.1)	(0.7)
Other income (expense), net	0.5	(0.2)
(Loss) income before income taxes	(5.3)	17.7
(Benefit) provision for income taxes	(3.1)	6.5
Net (loss) income	$(2.2)	$11.2

Net (loss) income per share:
Basic	$(0.02)	$0.17
Diluted	$(0.02)	$0.16

Weighted-average number of shares outstanding (in thousands):
Basic	94,104	66,724
Effect of dilutive stock options	—	4,716
Diluted	94,104	71,440

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive (Loss) Income
(in Millions)
(Unaudited)

	First Quarter Ended
	June 30, 2012	July 2, 2011
Net (loss) income	$(2.2)	$11.2
Other comprehensive (loss) income:
Foreign currency translation adjustments	(12.7)	0.4
Unrealized gain on interest rate derivatives, net of tax of $0.3 million	—	0.5
Change in pension and other postretirement defined benefit plans, net of tax of $0.2 million and $0.2 million, respectively	0.3	0.3
Other comprehensive (loss) income, net of tax	(12.4)	1.2
Total comprehensive (loss) income	(14.6)	12.4

Rexnord Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(in Millions, except share amounts)
(Unaudited)

	June 30, 2012	March 31, 2012
Assets
Current assets:
Cash and cash equivalents	$392.9	$298.0
Receivables, net	314.2	342.0
Inventories, net	334.9	322.8
Other current assets	47.9	55.5
Total current assets	1,089.9	1,018.3
Property, plant and equipment, net	408.8	419.2
Intangible assets, net	633.1	647.1
Goodwill	1,111.9	1,114.7
Insurance for asbestos claims	42.0	42.0
Other assets	45.5	49.6
Total assets	$3,331.2	$3,290.9
Liabilities and stockholders' equity (deficit)
Current liabilities:
Current portion of long-term debt	$16.1	$10.3
Trade payables	190.1	220.6
Compensation and benefits	50.3	62.1
Current portion of pension and postretirement benefit obligations	6.4	6.3
Interest payable	20.7	49.9
Other current liabilities	107.6	118.1
Total current liabilities	391.2	467.3

Long-term debt	2,104.9	2,413.4
Pension and postretirement benefit obligations	155.3	160.5
Deferred income taxes	223.6	245.7
Reserve for asbestos claims	42.0	42.0
Other liabilities	41.7	42.8
Total liabilities	2,958.7	3,371.7

Stockholders' equity (deficit):
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; shares issued: 96,203,739 at June 30, 2012 and 67,741,271 at March 31, 2012	1.0	0.7
Additional paid-in capital	766.2	298.6
Retained deficit	(363.8)	(361.6)
Accumulated other comprehensive loss	(23.7)	(11.3)
Treasury stock at cost, 900,904 shares at June 30, 2012 and March 31, 2012	(6.3)	(6.3)
Total Rexnord stockholders' equity (deficit)	373.4	(79.9)
Non-controlling interest	(0.9)	(0.9)
Total stockholders' equity (deficit)	372.5	(80.8)
Total liabilities and stockholders' equity (deficit)	$3,331.2	$3,290.9

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in Millions)
(Unaudited)

	Three Months Ended
	June 30, 2012	July 2, 2011
Operating activities
Net (loss) income	$(2.2)	$11.2
Adjustments to reconcile net (loss) income to cash used by operating activities:
Depreciation	15.1	14.7
Amortization of intangible assets	13.0	12.5
Amortization of deferred financing costs	1.0	1.9
(Gain) loss on dispositions of property, plant and equipment	(4.2)	0.1
Deferred income taxes	(16.9)	(1.9)
Other non-cash charges	13.2	1.5
Loss on debt extinguishment	21.1	0.7
Stock-based compensation expense	1.6	1.2
Changes in operating assets and liabilities:
Receivables	10.9	(33.2)
Inventories	(19.8)	(3.2)
Other assets	(4.4)	0.1
Accounts payable	(26.1)	(17.5)
Accruals and other	(40.2)	(25.7)
Cash used by operating activities	(37.9)	(37.6)

Investing activities
Expenditures for property, plant and equipment	(14.4)	(8.1)
Acquisitions, net of cash	—	(18.2)
Proceeds from dispositions of property, plant and equipment	4.6	—
Cash used for investing activities	(9.8)	(26.3)

Financing activities
Proceeds from borrowings of long-term debt	0.5	—
Repayments of long-term debt	(302.5)	(0.7)
Proceeds from borrowings of short-term debt	—	0.3
Repayments of short-term debt	(0.4)	(95.0)
Proceeds from issuance of common stock	458.3	—
Proceeds from exercise of stock options	0.7	—
Payment of deferred financing fees	(0.3)	(1.3)
Payment of early redemption premium on long-term debt	(17.6)	—
Excess tax benefit on exercise of stock options	7.6	—
Cash provided by (used for) financing activities	146.3	(96.7)
Effect of exchange rate changes on cash and cash equivalents	(3.7)	1.4
Increase (decrease) in cash and cash equivalents	94.9	(159.2)
Cash and cash equivalents at beginning of period	298.0	391.0
Cash and cash equivalents at end of period	$392.9	$231.8

Rexnord Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
First quarter
(in Millions, except share and per share data)
(Unaudited)

	Quarter Ended
	June 30, 2012	July 2, 2011
Net (loss) income	$(2.2)	$11.2
Interest expense, net	38.3	44.4
Income tax (benefit) provision	(3.1)	6.5
Depreciation and amortization	28.1	27.2
EBITDA	61.1	89.3

Adjustments to EBITDA
Restructuring and other similar costs	2.6	—
Loss on extinguishment of debt	21.1	0.7
Impact of inventory fair value adjustment	—	0.8
Stock option expense	1.6	1.2
LIFO expense	0.9	1.4
Loss on pension remeasurement	0.2	—
Zurn PEX loss contingency	10.1	—
Other (income) expense, net (1)	(0.5)	0.2
Subtotal of adjustments to EBITDA	36.0	4.3
Adjusted EBITDA	$97.1	$93.6

	Quarter Ended
Adjusted Net (Loss) Income and Earnings Per Share	June 30, 2012	July 2, 2011
Net (loss) income	$(2.2)	$11.2
Restructuring and other similar costs	2.6	—
Loss on extinguishment of debt	21.1	0.7
Impact of inventory fair value adjustment	—	0.8
Stock option expense	1.6	1.2
LIFO expense	0.9	1.4
Loss on pension remeasurement	0.2	—
Zurn PEX loss contingency	10.1	—
Other (income) expense, net (1)	(0.5)	0.2
Tax effect on above items	(11.7)	(1.8)
Adjusted net income	$22.1	$13.7

Weighted-average number of shares outstanding (in thousands)
Basic	94,104	66,724
Effect of dilutive stock options	4,941	4,716
Diluted	99,045	71,440

Adjusted net income per share - diluted	$0.22	$0.19
Net income per share - diluted (in accordance with GAAP)	$(0.02)	$0.16

(1)
Other income, net for the quarter ended June 30, 2012, consists of management fee expense of $15.0 million to terminate our management agreement with Apollo, foreign currency transaction losses of $4.8 million, Continued Dumping Subsidiary Offset Act recoveries of $16.6 million, gain on sale of assets of $4.2 million and other miscellaneous losses of $0.5 million. Other expense, net for the quarter ended July 2, 2011, consists of management fee expense of $0.7 million, foreign currency translation gains of $0.6 million, and loss on sale of assets of $0.1 million.

Rexnord Corporation and Subsidiaries
Supplemental Data
(in Millions)
(Unaudited)

	Fiscal 2013
	Q1	Q2	Q3	Q4	Total
Net sales
Process & Motion Control	$317.3				$317.3
Water Management	179.7				179.7
Corporate	—				—
Total	$497.0				$497.0

Adjusted EBITDA
Process & Motion Control	$73.8				$73.8
Water Management	29.3				29.3
Corporate	(6.0)				(6.0)
Total	$97.1				$97.1

Adjusted EBITDA %
Process & Motion Control	23.3%				23.3%
Water Management	16.3%				16.3%
Total (including Corporate)	19.5%				19.5%

	Fiscal 2012
	Q1	Q2	Q3	Q4	Total
Net sales
Process & Motion Control	$331.2	$317.0	$323.0	$364.9	$1,336.1
Water Management	145.0	138.2	169.4	180.9	633.5
Corporate	—	—	—	—	—
Total	$476.2	$455.2	$492.4	$545.8	$1,969.6

Adjusted EBITDA
Process & Motion Control	$72.0	$74.1	$76.6	$95.7	$318.4
Water Management	27.8	22.9	20.2	25.4	96.3
Corporate	(6.2)	(6.1)	(7.1)	(7.9)	(27.3)
Total	$93.6	$90.9	$89.7	$113.2	$387.4

Adjusted EBITDA %
Process & Motion Control	21.7%	23.4%	23.7%	26.2%	23.8%
Water Management	19.2%	16.6%	11.9%	14.0%	15.2%
Total (including Corporate)	19.7%	20.0%	18.2%	20.7%	19.7%